This Assembly and Manufacturing Systems Executive Employment Agreement ("Agreement") is effective as of this the 14th day of July, 1997 (the "Effective Date"), by and between Assembly & Manufacturing Systems, Inc., a California Corporation ("AMS"), and Kevin Charbonneau, an individual ("Employee").

In consideration of the mutual agreements and the promises herein contained, the parties hereto agree as

1. Employment. AMS hereby employs Employee and Employee hereby accepts employment with AMS on the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of this agreement shall commence on the effective Date and continue until terminated, provided notice of termination by Employer is given in writing Ninety (90) days prior to the initial termination or any extended termination date, and provided further, that the Agreement has not already been terminated earlier pursuant to Section 5. If the Agreement is not so terminated at the end of the original term or any succeeding term and the Agreement has not been terminated pursuant to Section 5, then it shall be automatically extended for an additional one year period. Notwithstanding the above, in the event that AMS is acquired, merged into another corporation, or there is a change of management control at AMS brought about by a change in the composition of the board of directors, then this Agreement shall be extended on the date of such change of management control for a additional one(l) year term, subject to termination and renewal as described above.

3. Duties. Employee shall devote his full productive time to the duties assigned to him. "Full productive time" is hereby defined as that time reasonably necessary to perform his required duties in a timely manner, but not less than forty (40) hours per week, for fifty two (52) weeks per year, less holidays, sick leave, and vacation time in accordance with the then-prevailing policies of AMS. Employee's performance shall be reviewed at least annually by AMS.

4. Compensation. As full compensation for Employee's services, AMS agrees to pay Employee the following:

(a) Employee shall receive a salary in the amount set forth in Exhibit A, attached hereto and incorporated herein, for the first year of the Agreement, payable weekly. Employee shall also be covered by AMS's group medical insurance, and such other group benefits granted to employees pursuant to the then prevailing policies of AMS.

(b) As further incentive compensation, SGI Warrants in an amount to be decided in the sole discretion of SGI's Board of Directors.

(c) As further incentive compensation, such bonuses and benefits as AMS's Board of Directors, in its sole discretion, shall determine.

(d) Compensation shall be reviewed by AMS and Employee at least annually.

5. Involuntary Termination. This Agreement shall be deemed terminated and the employment relationship between AMS and Employee severed upon the occurrence of any of the following:

(a) Employee dies.

(b) Employee fails or refused to faithfully and diligently perform the usual customary duties of his employment or adhere to the reasonable policies, standards, and regulations of AMS, which from time to time may be established

(c) Employee is discharged by AMS for cause.

6. Voluntary Termination. Employee may voluntarily terminate at any time by giving Employer two weeks written notice of termination.

7. Rights Upon Termination. In the event this Agreement is terminated, any amount due to Employee shall be prorated as of the date of termination and paid to the Employee, or the his estate, as appropriate.

8. General Relationship. Employee shall be considered an employee of AMS within the meaning of all federal, state, and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workmen's compensation, industrial accident, labor and taxes.

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9. Assignment. This Agreement cannot be assigned by either party.

10. Severability. In the event that any of the provisions of this Agreement are deemed to be invalid or unenforceable, the same shall be deemed severable from and shall not cause the invalidity of the remainder of the Agreement.

11. Prior Agreements. This Agreement contains the sole and entire agreement between the parities with respect to the entire subject matter hereof, and any and all prior discussions, negotiations, commitments, understandings and agreements relating thereto are hereby superseded and terminated as of the Effective Date. No representations, whether written or oral, express or implied other than those contained herein, have been made by any party hereto.

12. Notices: All notices, requests, demands and other communications required or permitted by this agreement shall be in writing and shall be deemed to have been duly delivered upon: (i) personal delivery to the party to whom such notice is to be given; or (ii) five (5) business days after deposit in the United States mail, first class postage prepaid and properly addressed to such party.

13. Miscellaneous.

(a) The failure of either party at any time to require performance by in accordance with the strict tams of this Agreement shall in no way effect such party's rights thereafter to enforce the same, nor shall the waiver of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

(b) This Agreement cannot be modified except in writing signed by the parties.

(c) This Agreement shall be interpreted in accordance with the laws of the State of California.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Simi Valley, California.


Assembly & Manufacturing Systems, Inc.
A California Corporation
2222 Shasta Way
Simi Valley, CA 93065                                  Employee



By: /s/ Dominick S. Savo                               /s/ Kevin Charbonneau
-----------------------------                          -----------------------
Dominick S. Savo                                       Kevin Charbonneau
President

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